Exhibit 99.1

Cohen & Steers, Inc. 280 Park Avenue New York, NY 10017-1216 212 832 3232

Contact: Paul Zettl, Senior Vice President Head of Global Marketing 212 446 9189

Cohen & Steers Appoints Joseph Harvey to Board of Directors

NEW YORK, August 1, 2019—Cohen & Steers, Inc. (NYSE: CNS) has announced that Joseph Harvey, President and Chief Investment Officer, has joined the company’s Board of Directors, effective August 1, 2019.

Robert Steers, Chief Executive Officer, commented on behalf of the Board of Directors, “Joe’s extensive experience and knowledge of our business, culture, investment process and our unique approach to active management will be an invaluable asset to the Board.”

Over his 27-year tenure with Cohen & Steers, Mr. Harvey has been instrumental in sharpening the company’s investment process and business strategy. He joined Cohen & Steers in 1992 as a REIT analyst, becoming a portfolio manager in 1998, and has served as the firm’s President and Chief Investment Officer since 2003. During that time, he has been a leading contributor to the company’s consistent investment performance, delivering value to shareholders and clients.

Since its inception in 1986 as a specialist manager of U.S. REITs, Cohen & Steers has expanded its investment capabilities to include additional liquid real assets, including listed infrastructure, midstream energy and natural resource equities, as well as preferred securities and other income solutions. These strategies offer the potential for attractive total returns and stable income, while delivering portfolio diversification benefits. Employing 300+ people in four offices across the U.S., Europe and Asia, Cohen & Steers has more than $62 billion in assets under management as of June 30, 2019.

SOURCE: Cohen & Steers, Inc.

CONTACT: Paul Zettl, Senior Vice President

                     Head of Global Marketing

                     212 446 9189

Website: https://www.cohenandsteers.com

Symbol: (NYSE: CNS)

About Cohen & Steers. Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure and natural resource equities, as well as preferred securities and other income solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Hong Kong and Tokyo.

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